EX 99.28(h)(2)(iii)

Amendment to
Administration Agreement
between
JNL/AQR Managed Futures Strategy Fund Ltd.
and
Jackson National Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company (“Administrator”), and JNL/AQR Managed Futures Strategy Fund Ltd., an exempt company organized under the Companies law of the Cayman Islands (“Company”), and a wholly-owned subsidiary of JNL/AQR Managed Futures Strategy Fund, a series of JNL Series Trust (“Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended.

Whereas, the Administrator and the Company entered into an Administration Agreement effective June 10, 2011, as amended by amendment effective as of June 8, 2012 (as amended, “Agreement”), whereby the Administrator agreed to provide certain administrative services to Company.

Whereas, the parties have agreed to amend Section 3 entitled “Administration Fee” to amend the terms of the compensation payable to the Administrator hereunder.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.  Administration Fee

As compensation for all services rendered, facilities provided, and expenses paid or assumed by the Administrator to or for the Company under this Agreement, the Administrator agrees to accept as full compensation therefor a single fee, accrued daily and payable, with respect to the amount so accrued each month, on the first business day of the next succeeding month, equal to 0.20% of the Company’s average daily net assets.

In Witness Whereof, the Administrator and the Company have caused this Amendment to be executed on the 24th day of June, 2013 and effective as of July 1, 2013.

JNL/AQR Managed Futures Strategy Fund Ltd.		Jackson National Asset Management, LLC

By:	/s/ Kelly L. Crosser	By:	/s/ Mark D. Nerud
Name:	Kelly L. Crosser	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO